UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 11-K/A


                        AMENDMENT NO. 1 TO ANNUAL REPORT
                          PURSUANT TO SECTION 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                     ON FORM 11-K FOR THE FISCAL YEAR ENDED
                                DECEMBER 31, 1998


                         Commission File Number 1-11377




                      CINERGY UNION EMPLOYEES' 401(k) PLAN
                            (Full title of the plan)





                                  CINERGY CORP.
          (Name of issuer of the securities held pursuant to the plan)



                             139 East Fourth Street
                             Cincinnati, Ohio 45202
                    (Address of principal executive offices)




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    The  registrant,  Cinergy  Corp.,  hereby amends the  following  item of its
Annual Report on Form 11-K for the fiscal year ended December 31, 1998 (Form 11-K), as set forth below and for the purpose of including an inadvertently omitted cover page:

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 11-K




(Mark One)

[X]  ANNUAL REPORT  PURSUANT TO SECTION 15(d) OF THE SECURITIES  EXCHANGE ACT OF
     1934

For the fiscal year ended December 31, 1998

                                       OR

[  ] TRANSITION  REPORT  PURSUANT TO SECTION 15(d) OF THE SECURITIES  EXCHANGE
     ACT OF 1934

For the transition period from            to



                         Commission File Number 1-11377




                      CINERGY UNION EMPLOYEES' 401(k) PLAN
                            (Full title of the plan)





                                  CINERGY CORP.
          (Name of issuer of the securities held pursuant to the plan)



                             139 East Fourth Street
                             Cincinnati, Ohio 45202
                    (Address of principal executive offices)

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Committee has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                      CINERGY UNION EMPLOYEES' 401(k) PLAN
                                   (The Plan)

                              By /s/RICHARD L. BOND
                              (Plan Administrator)




June 29, 1999







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